Exhibit 99.3

GAP INC. ACQUIRES INTERMIX

Deal Creates Additional Opportunity for Gap Inc. to
Compete in Growing Global Luxury Retail Market

SAN FRANCISCO – January 3, 2013 – Gap Inc. (NYSE: GPS) today announced it has acquired INTERMIX Holdco Inc., a multi-brand specialty retailer of luxury and contemporary women’s apparel and accessories, based in New York.

INTERMIX operates 32 boutiques across North America, along with an e-commerce site, offering a mix of luxury brands including up-and-coming designers for customers seeking elevated fashion. Gap Inc. sees an opportunity to expand INTERMIX’s unique network of stores, as well as add significant visibility and enhancements to its online site.

“INTERMIX has a distinctive position in this growing market with clear competitive advantage,” said Glenn Murphy, chairman and CEO of Gap Inc. “Their record of merchandising with a keen eye towards mixing multiple designer labels, complemented with exclusive product, is appealing to their loyal customers. This strategy reflects the strength of their brand vision and leadership team.”

This acquisition extends Gap Inc.’s portfolio of brands, building upon the success of the company’s acquisition of Athleta in 2008 and the multi-brand, premium product offering at Piperlime. With Gap Inc.’s guidance over the past four years, Athleta has grown from its origins as a catalog business to expand through a strong e-commerce platform and brick and mortar presence, with about 35 retail stores opened in the past two years.

“We’re thrilled to have found a partner that has the global scale and infrastructure required to support our vision for growth,” said Khajak Keledjian, co-founder of INTERMIX. “Gap Inc. shares many of our entrepreneurial roots, passion for innovation and customer experience. Together, we’ll continue to shape the future of retail by offering the most exciting fashion trends with the finest designers in the world.”

INTERMIX will continue to operate under the leadership of Keledjian, in the role of chief creative officer, and Adrienne Lazarus, president, both of whom will continue to be based in New York. They will report to Art Peck, president of Gap Inc.’s Growth, Innovation & Digital (GID) division.

The transaction was completed on December 31, 2012, with Gap Inc. purchasing INTERMIX Holdco Inc. for approximately $130 million in cash.

About Gap Inc.
Gap Inc. is a leading global specialty retailer offering clothing, accessories, and personal care products for men, women, children, and babies under the Gap, Banana Republic, Old Navy, Piperlime, and Athleta brands. Fiscal year 2011 net sales were $14.5 billion. Gap Inc. products are available for purchase in about 90 countries worldwide through about 3,000 company-operated stores, over 300 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.
Investor Relations:
Katrina O’Connell
(415) 427-2832
Investor_relations@gap.com

Media Relations:
Emily Russel
(415) 427-6230
press@gap.com